Exhibit 99.1
NEWS RELEASE
Contact: Donna D’Amico-Annitto	486 North Oliver Road, Bldg. Z
Newton, Kansas 67114
(316) 283-650

Newton, Kansas, Thursday, February 25, 2021 ......Park Aerospace Corp. (NYSE – PKE) announced that its Board of Directors has elected D. Bradley (Brad) Thress as a Director of the Company.

Mr. Thress is President and Chief Executive Officer of FlightSafety International, located in Melville, New York, and has served in that capacity since February of 2020. FlightSafety International, a Berkshire Hathaway company, is the world’s pre-eminent professional pilot training company. FlightSafety operates learning centers in 11 countries, employs over 1,800 highly experienced professional instructors and offers more than 4,000 courses for pilots, technicians, flight attendants and dispatchers. From 1992 through February of 2020, Mr. Thress worked for Textron Aviation and held a number of key positions at that company, including Senior Vice President of Global Parts, Programs and Flight Operations, Senior Vice President of Engineering, Senior Vice President of Business Jets and Senior Vice President of Customer Service. Mr. Thress started at Textron Aviation as Demonstration Pilot. Textron Aviation, which is a subsidiary of Textron, Inc., is a world leading manufacturer of business jets, turboprops and other aircraft. From 1984 to 1992, Mr. Thress served in the United States Air Force as a T-38A Instructor Pilot, a KC-135R Aircraft Commander and a T-38A and AT-38B Detachment Commander, among other positions. Mr. Thress received a Bachelor of Engineering Science and Mechanics from the University of Tennessee in Knoxville, Tennessee and an MBA from Baker University in Overland Park, Kansas.

Brian Shore, Park’s Chairman and Chief Executive Officer, said, “I am very pleased that Brad has joined our board. Since, at the end of the day, Park is a supplier to aircraft OEMs, Brad’s deep and extensive experience in key management positions at Textron Aviation will be particularly valuable to us. I have known Brad through our dealings with Textron Aviation for close to fifteen years, and Brad knows Park and our product lines, technologies and capabilities very well. Brad also has an especially good understanding of Park’s culture, which I believe will prove to be invaluable to the board and to Park. Welcome to Park’s board, Brad! We are all looking forward to working with you.”

Park Aerospace Corp. develops and manufactures solution and hot-melt advanced composite materials used to produce composite structures for the global aerospace markets. These materials include lightning strike protection materials. Park offers an array of composite materials specifically designed for hand lay-up or automated fiber placement (AFP) manufacturing applications. Park’s advanced composite materials are used to produce primary and secondary structures for jet engines, large and regional transport aircraft, military aircraft, Unmanned Aerial Vehicles (UAVs commonly referred to as “drones”), business jets, general aviation aircraft and rotary wing aircraft. Park also offers specialty ablative materials for rocket motors and nozzles and specially designed materials for radome applications. As a complement to Park’s advanced composite materials offering, Park designs and fabricates composite parts, structures and assemblies and low volume tooling for the aerospace industry. Target markets for Park’s composite parts and structures (which include Park’s proprietary composite SigmaStrut™ and AlphaStrut™ product lines) are, among others, prototype and development aircraft, special mission aircraft, spares for legacy military and civilian aircraft and exotic spacecraft. Park’s objective is to do what others are either unwilling or unable to do. When nobody else wants to do it because it is too difficult, too small or too annoying, sign us up.

Additional information is available on the Company’s web site at www.parkaerospace.com.

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